Exhibit 10.1

PERFORMANCE AND RETENTION AGREEMENT

This Performance and Retention Agreement (the “Agreement”) is entered into by KiOR, Inc., a Delaware corporation (the “Company”) and            (the “Executive”).

1. Purpose. The purpose of this Agreement is to provide reasonable protections to the Executive, who is expected to make substantial contributions to the success of the Company and for whom the Company desires to provide for stability and continuity of management, including the Executive.

2. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means any company or other entity controlled by, controlling or under common control with the Company.

“Board” means the Board of Directors of the Company

“Cause” means the Executive’s:

(a) conviction of, or guilty or nolo contendere plea by the Executive to a felony or to a misdemeanor involving moral turpitude;

(b) willful misconduct in the performance of duties;

(c) failure to observe written Company policies that is dishonest or demonstrably injurious to the Company (monetarily or otherwise);

(d) willful failure to comply with lawful and ethical directions and instructions of the Board, which, if curable, has not been cured within five (5) business days after written notice from the Board; or

(e) willful failure to perform duties with the Company which results in a material adverse financial effect on the Company, unless such failure is a result of the Executive’s mental or physical incapacity, provided that such failure, if curable, has not been cured within five (5) business days after written notice from the Board.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive without the reasonable, good faith belief that the Executive’s act or omission was in accordance with, or not contrary to, the duties and responsibilities of the Executive’s position. Any act, or failure to act, based upon express authority given by the Company with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in the best interests of the Company. The termination of the Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in this definition, and specifying the particulars thereof in detail.

“Change of Control” means:

(a) Any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or group of persons acting together (within the meaning of Section 13(d)(3) of the Exchange Act) becomes the direct or indirect beneficial owner of 50% or more of the Company’s voting stock;

(b) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director);

(c) The consummation of the merger, consolidation, or other reorganization of the Company with or into one or more entities, as a result of which outstanding securities with less than 50% of the voting power of the surviving or resulting entity (or, if applicable, the ultimate parent company that owns directly or indirectly all of the voting securities of the surviving or resulting entity) are owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting power of the Company’s outstanding securities immediately prior to such transaction; or

(d) The sale of the Company’s assets having a total gross fair market value of at least 50% of all of the Company’s assets immediately before such sale.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means KiOR, Inc., a Delaware corporation.

“Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for a period of time which would entitle the Executive to receive benefits under the long-term disability policy of the Company in effect at the time of such illness or other physical or mental incapacity.

“Effective Date” means the date upon which this Agreement has been executed by both the Executive and the Company.

“Employee” means an employee of the Company or an Affiliate.

“Equity Awards” shall mean any and all outstanding equity awards (in whatever form) provided to the Executive pursuant to the terms of any Company equity or equity-based incentive plan prior to December 31, 2012, whether granted before or after the Effective Date.

“Good Reason” means

(a) A material adverse change in the scope of the Executive’s responsibilities or authority;

(b) The material reduction in the Executive’s annual base salary or total direct compensation, other than an across-the-board reduction generally applicable to the executive officers of the Company and its Affiliates, and if applicable, the Company’s successor (including the successor’s ultimate parent company);

(c) The relocation of the Company’s executive offices by more than 50 miles from its then current location; or

(d) The failure of any successor to the Company in a Change of Control to expressly assume this Agreement in writing within ten (10) days after the occurrence of a Change of Control.

In order to terminate employment for Good Reason, the Executive must, within 90 days of learning of circumstances constituting Good Reason, notify the Company in writing of the existence of such circumstances, and the Company shall then have 30 days to remedy the circumstances. If the circumstances have not been fully remedied by the Company, the Executive shall have 60 days following the end of such 30-day period to exercise the right to terminate for Good Reason. The Executive shall be conclusively deemed to have learned of such circumstances on the date of any written notice to the Executive concerning such circumstances. If the Executive does not timely do so, the right to terminate for Good Reason shall lapse and be deemed waived, and the Executive shall not thereafter have the right to terminate for Good Reason unless further circumstances occur which themselves give rise to a right to terminate for Good Reason.

“Protection Period” means the 12-month period beginning on the date of the Change of Control. Notwithstanding anything in the Agreement to the contrary, if (i) the Executive’s employment is terminated within the 12-month period prior to a Change of Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change of Control, (ii) the Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change of Control and (iii) a Change of Control involving such third party (or a party competing with such third party to effectuate a Change of Control) does occur, then for purposes of the Agreement the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change of Control. For purposes of determining the timing and amount of payments and benefits to Executive under Section 3(c), the date of the actual Change of Control shall be treated as the Executive’s Termination Date and the requirements of Section 4 and 5, to the extent not satisfied as of such date, shall no longer be of force or effect.

“Qualifying Termination” means a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason.

“Release” means the waiver and release of claims required of the Executive as described in Section 4 hereof.

“Separation from Service” means the Executive’s separation from service from the Company and its Affiliates within the meaning of Section 409A of the Code.

“Termination Date” means the date on which the Executive has a Separation from Service.

3. Treatment of Equity Awards on Termination Date.

(a) For Cause or Termination without Good Reason. If (x) the Executive terminates employment with the Company and its Affiliates without Good Reason or (y) the Company and its Affiliates terminates the Executive’s employment for Cause, then the Executive will not be entitled to any accelerated vesting or payment of any Equity Awards pursuant to the terms of this Agreement.

(b) For Death, Disability or Qualifying Termination Other Than During Protection Period. In the event of (x) the Executive’s Qualifying Termination other than during the Protection Period, (y) the Company and its Affiliates terminates the Executive’s employment by reason of the Executive’s Disability, or (z) the Executive’s employment is terminated by reason of the Executive’s death, subject to Sections 4 and 5, upon the date that the Release described in Section 4 becomes effective and irrevocable in accordance with its terms, all Equity Awards shall be vested and exercisable in full, and where applicable, payable.

(c) Qualifying Termination During Protection Period. In the event of the Executive’s Qualifying Termination during the Protection Period, all Equity Awards shall be vested and exercisable in full, and where applicable, payable.

(d) Special Rule for Certain Performance-Based and Deferred Compensation Equity Awards. Notwithstanding the foregoing (and subject to Sections 4 and 5 in the case of death, Disability or Qualifying Termination other than during the Protection Period), (i) with respect to any Equity Awards that are granted in accordance with Section 162(m) of the Code and intended to be qualified performance-based compensation thereunder, payments under such Equity Awards shall be made at the time as provided in the establishing documentation and subject solely to the satisfaction of the performance goals applicable for purposes of Section 162(m), without requirement of any future service by the Executive and without the exercise of any negative discretion that may be allowed for under the establishing documentation, and (ii) (A) for any Equity Award granted on or prior to the Effective Date that was designed to be compliant with Section 409A of the Code, the accelerated payment provision described above shall not apply and only the full vesting provision shall apply (and for purposes of clarity with respect to such options granted on March 18, 2011, the time of exercise shall continue to be the “Required Exercise Date” as provided in the agreement evidencing such option, as required under Section 409A of the Code), and (B) for any Equity Award granted after the Effective Date that was designed to be compliant with Section 409A of the Code which does not provide for payment upon the Executive’s Separation from Service, payment of such Equity Award shall be made on the 65th day after the Executive’s Qualifying Termination or termination due to death or Disability (and if such Equity Award does provide for payment upon the Executive’s Separation from Service, payment shall be made as provided in the establishing documentation for such Equity Award).

4. Release. The accelerated vesting and payment to be provided under Section 3(b) and 3(d) (solely in the event of termination for death, Disability or Qualifying Termination other than during the Protection Period) shall be provided only if the Executive timely executes and does not timely revoke a Release; provided that the Company has delivered, or has made a good faith effort to deliver, a form of the Release to the Executive no later than the fifth business day after the Executive’s Termination Date. The Release must be signed by the Executive (or his legal representative, if applicable) and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) by the date specified by the Company, which shall be no later than 60 days after the Executive’s Termination Date. If the Executive fails to timely execute and return the Release, or if the Release returned by the Executive has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) by the 60th day after the Executive’s Termination Date, the Executive will not be entitled to any accelerated vesting or payment under this Agreement.

5. Covenants. The accelerated vesting and payment to be provided under Section 3(b) and 3(d) (solely in the event of termination for death, Disability or Qualifying Termination other than during the Protection Period) are subject to the Executive’s continued compliance with the covenants set forth on Exhibit A.

6. Effect on Other Plans, Agreements and Benefits. The provisions of this Agreement shall supersede any contrary provision contained in any Equity Award to the extent the provisions of this Agreement are more favorable to the Executive.

7. Administration. Except as otherwise specifically provided herein, the Committee shall administer this Agreement and shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of this Agreement. The Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to such person or persons from time to time as it may designate. In the event of such delegation, all references to the Committee in this Agreement shall be deemed references to such delegates as it relates to those aspects of this Agreement that have been delegated.

8. Successors.

(a) Company Successors. This Agreement shall bind any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. The Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Agreement, shall mean the Company as heretofore defined and any successor or assignee to all or substantially all of the business and/or assets of the Company which by reason hereof becomes bound by this Agreement.

(b) Executive Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees and/or legatees. The rights under this Agreement are personal in nature and neither the Company nor the Executive shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Executive’s right to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall not be required to accelerate the vesting or payment of any Equity Award so attempted to be assigned, transferred or delegated.

9. Resolutions of Disputes.

(a) Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration in Houston, Texas. The arbitration shall be conducted in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties. All arbitrator’s fees and related expenses shall be divided equally between the parties.

(b) Legal Fees. The arbitrator shall award the Executive attorneys’ fees and expenses if the Executive prevails on at least one material issue in dispute, including the attorneys’ fees and expenses the Executive incurs in connection with any appeal or the enforcement of any award. Any award of attorneys’ fees and expenses to the Executive shall be paid by the Company within 60 days following the award of such fees and expenses by the arbitrator (or, if later, when such fees and expenses are incurred), but in no event later than December 31 of the calendar year following the year of the conclusion of the arbitration (or, if later, December 31 of the calendar year following the year in which such fees and expenses are incurred).

10. Withholding. The Company shall have the right to deduct and withhold from any amounts payable under this Agreement such federal, state, local or other taxes as are required to be withheld pursuant to any applicable law or regulation.

11. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Secretary at the Company’s corporate headquarters address, and to the Executive at the last address of the Executive on the Company’s books and records.

12. Amendment. This Agreement may not be modified except as provided in a written document executed by both parties.

13. Governing Law. Except to the extent preempted by federal law, the provisions of this Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to the conflict of law provisions thereof.

14. Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. Headings; Interpretation. Headings in this Agreement are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

16. No Employment Rights. Nothing in this Agreement will reduce or eliminate the right of the Company and its Affiliates to terminate the Executive’s employment at any time for any reason.

17. Section 409A.

(a) It is intended that the payments and benefits provided under this Agreement shall be exempt from the application of the requirements of Section 409A of the Code. This Agreement shall be construed, administered and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, if the Executive is a “specified employee,” as determined under the Company’s policy for identifying specified employees on his or her Termination Date, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a Separation from Service within the meaning of Section 409A of the Code, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Termination Date (or, if the Executive dies during such six-month period, within 90 days after the Executive’s death).

(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the Executive’s calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.

(c) The payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Executive. The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive (or any other individual claiming a benefit through the Executive) as a result of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Executive, effective as provided herein.

KiOR, INC.

By:

Title:

Date:

EXECUTIVE

Date:

EXHIBIT A

COVENANTS

1. Confidential Information.

(a) For purposes of this Exhibit A, “Confidential Information” means ideas, concepts, information and material that constitute trade secrets and/or proprietary and confidential information of the Company and its Affiliates. Confidential Information includes, but is not limited to, information and knowledge pertaining to products and services offered, ideas, plans, manufacturing, marketing, pricing, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company or its subsidiaries and their respective affiliates, dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Company or any of its subsidiaries.

(b) Confidential Information is the sole and exclusive property of the Company. The Executive must not, either during or after the term of this Agreement, directly or indirectly disclose any Confidential Information to any third party without the written permission of the Board, except as required by his employment with the Company, unless such information is in the public domain for reasons other than the Executive’s conduct, or except as may be required by law (provided that the Executive shall give the Company notice of any disclosure required by law so that the Company shall have a reasonable opportunity to attempt to preclude such disclosure). The Executive shall not use Confidential Information to his own advantage or the advantage of parties other than the Company. The Executive shall take all steps necessary to protect the confidentiality of all Confidential Information and to inform the Company immediately of any attempted or actual disclosure of Confidential Information to any third party. The Executive agrees that, upon request of the Company or termination of employment, whichever is first, he shall turn over to the Company all documents, memoranda, notes, plans, records or material in his possession or control that contain or are derived from Confidential Information.

(c) If at any time the Executive has any material information which belongs to any former employer that the Executive is not entitled to have or use for the benefit of the Company and its Affiliates, the Executive shall promptly return any such materials to the Executive’s former employer or obtain any necessary consents. The Executive is not permitted to use or refer to any such materials in the performance of the Executive’s duties.

2. Non-Competition. During the period of the Executive’s employment with the Company and its Affiliates and continuing for the twelve months after the Termination Date (the “Restricted Period”), the Executive shall not directly or indirectly own any interest in, manage, control, participate in, be employed by, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or any of its controlled affiliates engage or have active plans at the Termination Date to engage in such businesses. The restriction is without specific geographic limitation inasmuch as the Company and its Affiliates conduct business on a nationwide and international basis, that its sales and marketing prospects are for continued expansion both nationally and internationally, that access to the Company’s Confidential Information would provide any national or international competitor with an unfair competitive advantage, and that, therefore, the restrictions set forth in this Section are reasonable and properly required for the adequate protection of the legitimate interests of the Company. Nothing herein shall prohibit the Executive from owning beneficially not more than 2% of any class of outstanding equity securities or other comparable interests of any issuer that is publicly traded, so long as the Executive has no active participation in the business of such issuer. For purposes hereof, the term “Competing Business” means any business that is engaged in the production or sale of products that compete with the products produced, distributed or sold by the Company or its Affiliates (or are in the process of being actively developed by such entities) as of the Date of Termination. This restriction shall not prevent the Executive from working for a subsidiary, division, venture or other business or functional service unit (collectively a “Unit”) of a Competing Business so long as (i) such Unit is not itself a Competing Business, (ii) the Executive does not manage or participate in business activities or projects of any Unit that is a Competing Business, and (iii) the Executive otherwise strictly complies with the restrictive covenants contained in this Exhibit A.

3.	Nonsolicitation.

(a) During the Restricted Period, the Executive must not, as an individual, employee, consultant, agent, owner, partner, director or stockholder, directly or indirectly solicit, call on or accept any business from any Customer of the Company or its Affiliates. The term “Customer” means all persons, firms or corporations to whom the Company or its Affiliates sold products at any time during the one year period immediately preceding when the Executive’s employment with the Company ceased, notwithstanding that some or all of such persons, firms or corporations may have been induced to give business to the Company or its Affiliates by the Executive.

(b) During the Restricted Period, the Executive must not take any action to divert from the Company or its Affiliates any opportunity in the scope of any present or contemplated future business of the Company or its Affiliates that arose while he was employed by the Company.

(c) During the Restricted Period, the Executive must not directly or indirectly solicit, hire, employ or engage any employee or any former employee of the Company or its Affiliates whose employment with the Company or its Affiliates ceased less than one year before the date of such solicitation, enticement, hiring or engagement.

4. Non-Disparagement. The Executive at all times, both during and after the Executive’s employment with the Company, shall not make any statement disparaging the Company, any officer, director, employee or other service provider for the Company, or any product or service offered by the Company.

5. Stop-Transfer. The Executive agrees (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, or sell any shares of common stock of the Company (or any securities substituted therefore) that he or she has acquired solely pursuant to the terms of this Agreement, less any such shares used for the exercise of an Equity Award or for the maximum amount of federal income tax or employment tax withholding (such shares, the “Net Shares”), or option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Net Shares or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Net Shares, whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the applicable of the Executive’s Qualifying Termination other than during the Protected Period, death or Disability, and lapsing with respect to 25% of the Net Shares on each three-month anniversary of such date, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company. The Company may impose legends or restrictions on the Net Shares, or impose stop-transfer instructions with respect to the Net Shares, during such period as the foregoing restrictions are in effect.

6. Scope of Restrictions. In the event any provision relating to the time period or scope of the restrictions in this Exhibit A shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, such time period or scope shall be deemed amended and reformed to the minimum degree necessary to be enforceable.